Exhibit 99.1

GLOBAL NET LEASE ANNOUNCES $462 MILLION OF DISPOSITIONS CLOSED OR UNDER AGREEMENT1 AS PART OF STRATEGIC DISPOSITION PLAN

▪        Expect to achieve a 7.2% cash cap rate on occupied dispositions with a weighted average remaining lease term of 3.8 years

NEW YORK – April 17, 2024 – Global Net Lease, Inc. (NYSE: GNL) (“GNL” or the “Company”) today announced continued progress on its 2024 strategic disposition plan, which it first detailed in its fourth-quarter and full year earnings report in February 2024. As of April 15, 2024, GNL’s strategic disposition efforts have resulted in over $462 million of transactions that are either closed or under agreement and expected to close by the end of the third quarter of 2024.

“We are very pleased to have built a robust disposition pipeline in the early stages of our strategic disposition effort and expect to identify additional opportunities throughout the year,” said Michael Weil, CEO of GNL. “We believe the 7.2% cash cap rate on the occupied dispositions offers proof of value of our primarily investment-grade portfolio and represents a significant premium compared to where GNL is currently trading on an implied cap rate basis. Additionally, we believe that the $124 million of vacant dispositions that are closed or under agreement will eliminate approximately $3 million of annualized operating expenses4. We plan to use the net proceeds from these dispositions to pay down existing debt, including borrowings currently at a 7.3% variable interest rate on the USD portion of our revolving credit facility, while also addressing near-term lease and debt maturities to achieve our primary objective of reducing Net Debt to Adjusted EBITDA.”

Status of Disposition	Expected Closing	# of Properties	Disposition Price (in mm)	Cash Cap Rate[2]	Wtg. Avg. Lease Term Remaining[3]
Closed Dispositions YTD:
Occupied Assets (12 Truist Properties)	Closed	12	$26.8	6.7%	6.6 Years
Vacant / Dark Assets	Closed	9	$21.1	–	–
Total YTD Closed		21	$47.9	6.7%	6.6 Years
Under PSA & Non-Refundable Deposit:
Occupied Assets	Q2’24	6	$21.1	6.7%	4.7 Years
Vacant / Dark Assets	Q2’24	11	$69.3	–	–
Total Under PSA & Non-Refundable Deposit		17	$90.4	6.7%	4.7 Years
Under PSA & in DD Dispositions:
Occupied Assets	Q2’24 – Q3’24	14	$289.6	7.3%	3.6 Years
Vacant / Dark Assets	Q2’24 – Q3’24	7	$33.7	–	–
Total Under PSA & in DD		21	$323.3	7.3%	3.6 Years

Total 2024 Dispositions to Date		59	$461.6	7.2%	3.8 Years

About Global Net Lease, Inc.

Global Net Lease, Inc. is a publicly traded real estate investment trust listed on the NYSE, which focuses on acquiring and managing a global portfolio of income producing net lease assets across the United States, and Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. The words such as "may," "will," "seeks," "anticipates," "believes," "expects," "estimates," "projects," “potential,” “predicts,” "plans," "intends," “would,” “could,” "should" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside of the Company's control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the risks associated with realization of the anticipated benefits of the merger with The Necessity Retail REIT, Inc. and the internalization of the Company’s property management and advisory functions; that any potential future acquisition or disposition by the Company is subject to market conditions and capital availability and may not be identified or completed on favorable terms, or at all. Some of the risks and uncertainties, although not all risks and uncertainties, that could cause the Company’s actual results to differ materially from those presented in the Company’s forward-looking statements are set forth in the Risk Factors and “Quantitative and Qualitative Disclosures about Market Risk” in the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and all of its other filings with the U.S. Securities and Exchange Commission, as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts:

Investor Relations

Email: investorrelations@globalnetlease.com

Phone: (332) 265-2020

Footnotes/Definitions:

1 Disposition data is as of April 15, 2024 and assumes signed purchase agreements lead to closings based on their contemplated terms, which can not be assured.

2 Calculated as NOI divided by disposition price.

3 Weighted average remaining lease term in years is calculated by comparing the lease expiration date to the anticipated closing date, weighted based on square feet.

4 Calculated based on fourth quarter of 2023 actual operating expenses multiplied by four.